Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
XO Holdings, Inc.:
We consent to the use of our reports dated March 16, 2006, with respect to the consolidated balance sheets of XO Communications, Inc., predecessor of XO Holdings, Inc., and subsidiaries (XO) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004 and for the period from January 1, 2003 to December 31, 2003 (XO period) and for the portion of January 1, 2003, related to Predecessor XO's reorganization gain (Predecessor XO period), and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 16, 2006, on the consolidated financial statements contains an explanatory paragraph indicating that, as discussed in Note 22 to the consolidated financial statements, on January 16, 2003, XO Communications, Inc. emerged from bankruptcy and the consolidated financial statements of XO reflect the impacts of adjustments to reflect the fair value of assets and liabilities under fresh start reporting, which was applied effective January 1, 2003. As a result, the consolidated financial statements of XO are presented on a different basis than those of Predecessor XO and, therefore, are not comparable in all respects.
/s/ KPMG LLP
McLean, Virginia
June 20, 2006